EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Illumina, Inc. for the registration of 2,244,843 shares of its common stock, and to the incorporation by reference therein of our report dated March 12, 2007, with respect to the consolidated financial statements of Solexa, Inc., as of and for the years ended December 31, 2006 and 2005 included in the Illumina, Inc. Current Report (Form 8-K, No. 000-30361), filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Palo Alto, California
July 24, 2007